UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. _____)

Check the appropriate box:
☐	Preliminary Information Statement
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☒	Definitive Information Statement

SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

April 12, 2011

Notice of Action by Written Consent of Stockholders

You are receiving this communication because you hold stock in Schiff Nutrition International, Inc. (the “Company”). On February 17, 2011, the Board of Directors (the “Board”) of the Company appointed Tarang P. Amin as the Company’s new Chief Executive Officer and President and a director of the Board, effective as of March 7, 2011.  In connection with Mr. Amin’s appointment, the Compensation Committee of the Board approved an employment compensation package for Mr. Amin, which included a grant of awards in excess of the maximum number of shares underlying awards that may be granted to any one participant under the Company’s 2004 Incentive Award Plan (the “2004 Plan”) during any fiscal year.

Accordingly, on February 17, 2011, the Board and the Compensation Committee adopted a resolution approving Amendment No. 4 to the 2004 Plan (the “Plan Amendment”) to increase the maximum aggregate number of shares of the Class A common stock of the Company that may be issued or transferred pursuant to awards under the 2004 Plan by 1,600,000, for a total of 4,800,000 authorized shares under the 2004 Plan, and increase the maximum number of shares with respect to any awards that may be granted to any one participant in the 2004 Plan during any fiscal year from 500,000 to 1,500,000.

The Company received on March 21, 2011 the written consent, in lieu of a meeting of stockholders, from the holders of a majority in voting power of our outstanding common stock as of March 21, 2011, the record date established by the Board (the “Record Date”), approving the material terms of the performance goals under the 2004 Plan and the Plan Amendment. Stockholder approval of the Plan Amendment will not be effective until on or after May 9, 2011.

A copy of the Plan Amendment is attached to this Information Statement as Exhibit A.  You are encouraged to read the attached Information Statement, including the exhibit, for further information regarding this action.  The Information Statement is available online at http://www.schiffnutrition.com/investorrelations/AprilInfoStatement.pdf.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described herein.  This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 228(e) of the Delaware General Corporation Law (the “DGCL”).

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,
Joseph W. Baty
Executive Vice President and Chief Financial Officer

SCHIFF NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

INFORMATION STATEMENT
Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder

The Company is making this Information Statement available to you, as a holder of our Class A common stock, par value $0.01 per share (the “Class A Common Stock”), to provide you with information regarding, and a description of, action that was taken by written consent in lieu of a special meeting of stockholders by holders of a majority in voting power of our Class A Common Stock and our Class B common stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), voting together as a single class.  Effective March 21, 2011, the holders of 7,486,574 shares of our Class A Common Stock and all of our Class B Common Stock, or approximately 85.82% in voting power of our Common Stock then outstanding, executed a written consent in accordance with Section 228 of the DGCL and the Company’s Bylaws approving the Plan Amendment.

This Information Statement is being mailed on or about April 18, 2011 to stockholders of record on March 21, 2011, the Record Date.  This Information Statement is being made available only to inform you of the corporate action described herein in accordance with Rule 14c-2 under the Exchange Act.  As of the Record Date, there were 21,089,389 shares of Class A Common Stock and 7,486,574 shares of Class B Common Stock outstanding.  Under Rule 303A.08 of the New York Stock Exchange’s Listed Company Manual, the affirmative vote of the holders of a majority in voting power of our outstanding shares was required to approve the Plan Amendment.  As of the Record Date, an aggregate of 47,977,565 votes constituted a majority in voting power of the outstanding shares of our Common Stock.

This is not a notice of a special meeting of stockholders and no stockholders meeting will be held to consider any matter described in this Information Statement.

The stockholders holding a majority in voting power of the outstanding shares of Common Stock have voted to approve the Plan Amendment, which vote is sufficient to satisfy the stockholder vote requirement for this action.  Accordingly, no additional votes will be needed to approve this action.

Important Notice Regarding the Availability of an Information Statement for Action Taken by Written Consent of the Stockholders to be Effective on or after May 9, 2011:  This Information Statement is available electronically at http://www.schiffnutrition.com/investorrelations/AprilInfoStatement.pdf.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

AMENDMENT NO. 4 TO THE SCHIFF NUTRITION INTERNATIONAL, INC. 2004 INCENTIVE AWARD PLAN

INTRODUCTION

On February 17, 2011, the Board accepted the resignation of Bruce J. Wood, the Chief Executive Officer and President of the Company, and appointed Tarang P. Amin as his replacement, each effective as of March 7, 2011.  In connection with Mr. Amin’s appointment as the new Chief Executive Officer and President of the Company, the Compensation Committee approved an employment compensation package for Mr. Amin, which included a grant of awards in excess of the maximum number of shares underlying awards that may be granted to any one participant in the 2004 Plan during any fiscal year.

Accordingly, on February 17, 2011, the Board and the Compensation Committee approved the Plan Amendment and directed that the Plan Amendment be submitted to the holders of a majority in voting power of the Common Stock for action by written consent. Effective March 21, 2011, stockholders owning greater than a majority in voting power of the outstanding shares of Common Stock approved the proposed Plan Amendment by action taken by written consent without a meeting in accordance with the Delaware General Corporation Law. No further vote of our stockholders is required. The Plan Amendment will be effective on or after May 9, 2011.

The purpose of the Plan Amendment is to increase the maximum aggregate number of shares of Class A Common Stock that may be issued or transferred pursuant to awards under the 2004 Plan from 3,200,000 to 4,800,000 and to increase the maximum number of shares with respect to any awards that may be granted to any one participant in the 2004 Plan during any fiscal year from 500,000 to 1,500,000. In addition, the Plan Amendment allows for awards under the 2004 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

The following is a description of the principal features of the 2004 Plan. The following description of the 2004 Plan is a summary only and stockholders are encouraged to read the full 2004 Plan, which was filed as Annex A to the Company’s Definitive Proxy Statement on Form 14A filed on September 28, 2004, and the Plan Amendment, which is filed as Exhibit A to this Information Statement.

SUMMARY OF THE PLAN

The Board believes that the 2004 Plan promotes the interests of the Company and its stockholders by providing members of the Board, employees and consultants with appropriate incentives to acquire a proprietary interest in the long-term success of the Company and to reward these individuals in fulfilling their personal responsibilities for long-range achievements. The 2004 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of members of the Board, employees and consultants.

The 2004 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to eligible individuals.

Administration

The Board administers the 2004 Plan as to awards to members of the Board. As to all other participants, the 2004 Plan is administered by the Compensation Committee. The Compensation Committee may delegate to a committee of one or more members of the Board or officers of the Company the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Code. The Compensation Committee includes at least two directors, each of whom qualifies as a “non-employee director” pursuant to Rule 16b of the Exchange Act, and an “outside director” pursuant to Section 162(m) of the Code. All references in this summary of the 2004 Plan to the “Administrator” mean the Board, the Compensation Committee or any such subcommittee, as applicable.

The Administrator has the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2004 Plan include all members of the Board, our employees and certain consultants to the Company. The Administrator determines which of our employees, consultants and directors will be granted awards. No employee, director or consultant is entitled to participate in the 2004 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or Board service. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the 2004 Plan, only those employees, directors and consultants who are selected to receive grants by the Administrator may participate in the 2004 Plan. As of the Record Date, we had 10 directors (including 9 non-employee directors) and approximately 437 employees and consultants eligible to participate in the 2004 Plan.

Shares Available and Limitation on Awards

The number of shares of Class A Common Stock currently authorized under the 2004 Plan is 3,200,000, plus the number of shares of Class A Common Stock which as of the date of our 2004 Annual Meeting of Stockholders were available (approximately 66,953 shares), or thereafter became available, for issuance under the 1997 Equity Participation Plan of Weider Nutrition International, Inc.  After giving effect to the equity award granted to Mr. Amin on March 7, 2011, there were 651,243 shares remaining available for issuance under the 2004 Plan as of the Record Date.  The Plan Amendment, which will be effective on or after May 9, 2011, increases the number of shares of Class A Common Stock authorized under the 2004 Plan by 1,600,000 to 4,800,000. The shares of Class A Common Stock covered by the 2004 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. As of the Record Date, the closing price of the Class A Common Stock on the New York Stock Exchange (“NYSE”) was $8.52 per share.

The payment of dividend equivalents in conjunction with outstanding awards is not counted against the shares available for issuance under the 2004 Plan. To the extent that an award terminates, expires, lapses, is settled in cash or is repurchased for any reason, any shares subject to the award may be used again for new grants under the 2004 Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the 2004 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries are not counted against the shares available for issuance under the 2004 Plan.

The maximum number of shares of Class A Common Stock that may currently be subject to one or more awards to a participant pursuant to the 2004 Plan during any fiscal year is 500,000. The Plan Amendment, which will be effective on or after May 9, 2011, increases this limit to 1,500,000.

Awards

The 2004 Plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards.

Awards, including awards with deferral features complying with Section 409A of the Code, may be granted under the 2004 Plan to employees and consultants in lieu of cash bonuses or other forms of compensation which would otherwise be payable to such employees and consultants, and to non-employee directors in lieu of directors and other fees which would otherwise be payable to such non-employee directors, pursuant to such policies which may be adopted by the Administrator from time to time.

Stock Options. Stock options, including ISOs, as defined under Section 422 of the Code, and NSOs, may be granted pursuant to the 2004 Plan. The option exercise price is determined by the Administrator and set forth in the award agreement; provided that the exercise price for any option will not be less than par value unless otherwise permitted by applicable state law. The option exercise price of any ISOs granted pursuant to the 2004 Plan will not be less than 100% of the fair market value of the underlying Class A Common Stock on the date of grant. Stock options may be exercised as determined by the Administrator, but in no event after the tenth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

Upon the exercise of a stock option, the exercise price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, by tendering previously acquired shares of Class A Common Stock, or by withholding shares issuable upon exercise of the stock option, in each case with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences), or by other property acceptable to the Administrator (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be granted pursuant to the 2004 Plan. A restricted stock award is the grant of shares of Class A Common Stock at a price determined by the Administrator (including zero) that is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or service or achieving specified performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares, while participants holding restricted stock units typically will not have such voting rights. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Grant of Awards to Non-employee Directors. The 2004 Plan provides that, unless otherwise determined by the Board, upon appointment or election to the Board each non-employee director shall be granted shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $40,000 (subject to adjustment from time to time by the Board). In addition, unless otherwise determined by the Board, upon each Annual Meeting of Stockholders occurring at least nine months after such initial appointment or election as of which the non-employee director continues to serve as a director of the Company, each such non-employee director shall be granted shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $50,000 (subject to adjustment from time to time by the Board). Members of the Board who are employees who subsequently terminate employment with the Company (or a subsidiary of the Company) and remain on the Board will not receive the initial award, but to the extent that they are otherwise eligible, will receive after such termination of employment the annual award. These initial and annual awards shall vest in substantially equal annual installments over a period of approximately three years following the date of grant.

Previously, our non-employee directors received option grants covering 15,000 shares of Class A Common Stock as of the expiration of each three-year service period on our Board for that director.  We commenced phasing out the three-year service period option grants and replaced them with three-year service period grants of restricted stock or restricted stock units commencing with our 2006 Annual Meeting of Stockholders.  The last of the three-year service period options was granted on January 25, 2009. Thus, currently, on the first day of a director’s three-year service period, the director is granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units cliff vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years.

Except as otherwise provided in the 2004 Plan or in an award agreement, awards granted to non-employee directors that are not vested at the time of the non-employee director’s termination of service on the Board (other than with respect to a Change in Control, as defined below) shall not thereafter become vested, but instead shall be automatically forfeited and cancelled as of the date of such termination of service on the Board without any consideration to the non-employee director. All elections to receive restricted stock units and all deferral elections concerning restricted stock units shall be made in conformity with Section 409A of the Code.

Stock Appreciation Rights. Awards of stock appreciation rights (a “SAR”) may be granted under the 2004 Plan. Typically, a SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise of the SAR over the fair market value of a share of Class A Common Stock on the date of grant of the SAR. SARs may be granted in connection with stock options or other awards, or separately. The Administrator may elect to pay SARs in cash or in our Class A Common Stock or in a combination of cash and Class A Common Stock.

Deferred Stock. Deferred stock may be awarded to participants, with or without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance goals established by the Administrator. Like restricted stock, deferred stock may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Dividend Equivalents. Dividend equivalents may be credited to a participant in the 2004 Plan. They represent the value of the dividends per share of Class A Common Stock paid by the Company, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

Stock Payments. Stock payments may be authorized by the Administrator in the form of shares of our Class A Common Stock or an option or other right to purchase our Class A Common Stock as part of a deferred compensation arrangement or in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a participant in cash.

Performance-Based Awards. The Administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Administrator for the period are satisfied. These awards may be paid in cash or in our Class A Common Stock or in a combination of cash and Class A Common Stock. The maximum amount of cash performance awards that may be awarded under the 2004 Plan to any person during any fiscal year is $1,000,000.

The pre-established performance goals for awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales or revenue, net income (either before or after tax), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on shareholders' equity, return on assets, return on capital, shareholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, plant or operating efficiency, customer satisfaction, working capital, earnings per share, price per share and market share.  These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Administrator shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted and the goals that will be used to measure the performance of the period. In determining the actual size of an individual performance-based award for a performance period, the Administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any performance period.

Change in Control

Unless otherwise determined by the Board, in the event of a Change in Control of the Company in which awards made pursuant to the 2004 Plan are not converted, assumed or replaced by a successor, all of such outstanding awards will become fully exercisable and all forfeiture restrictions on awards will lapse. A Change in Control is generally defined under the 2004 Plan to include each of the following: (a) a transaction or series of transactions where a person or group directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (together with any new directors whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved) cease to constitute a majority thereof; (c) the consummation by the Company of a merger, reorganization or other business combination or disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case other than a transaction (1) which results in our outstanding securities immediately prior to the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s voting securities immediately after the transaction; or (2) after which no person or group beneficially owns securities representing 50% or more of the combined voting power of the successor entity; or (d) our stockholders approve a liquidation or dissolution of the Company.

Amendment and Termination

The Administrator, subject to the approval of the Board, may terminate, amend or modify the 2004 Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable (a) to comply with any applicable law, regulation or stock exchange rule, or (b) to increase the number of shares available under the 2004 Plan. In no event may an award be granted pursuant to the 2004 Plan on or after September 24, 2014.

Certain Federal Income Tax Consequences

Nonqualified Stock Options. For federal income tax purposes, the recipient of NSOs granted under the 2004 Plan will not recognize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NSOs, at the time of transfer of the stock to the optionee, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the fair market value of the stock at the date of transfer, less the option exercise price.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the stock at the time of exercise exceeds the option exercise price will be an “item of tax adjustment” for the optionee for alternative minimum tax purposes. Generally, upon the sale or other taxable disposition of the stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such sale or disposition over the option exercise price, provided that the sale or disposition of the stock does not occur within either (a) two years from the date of grant of the ISO or (b) one year after the date of transfer of the stock upon exercise. If the stock is sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the excess of the fair market value of the stock on the date of exercise over the option exercise price generally will be taxable as ordinary income; the balance of the amount realized from such sale or disposition, if any, generally will be taxed as capital gain. If the stock is sold or disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of transfer, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such transfer over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the stock.

An option will only qualify as an ISO to the extent that the aggregate fair market value of the shares with respect to which the option becomes exercisable for the first time in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of shares shall be determined as of the date the option is granted. To the extent an option is exercisable for shares in excess of this $100,000 limitation, the excess shares shall be taxable under the rules for “Nonqualified Stock Options” described above.

Restricted Stock. A recipient of restricted stock will generally not have taxable income upon issuance unless an election is made under Section 83(b) of the Code. When restrictions on shares of restricted stock lapse, the participant will generally realize ordinary income in an amount equal to the fair market value of the shares at the date such restrictions lapse, less any purchase price paid. If an election is made under Section 83(b), the participant will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares on the issuance date less any purchase price paid.

Restricted Stock Units and Deferred Stock. A recipient of restricted stock units or deferred stock will generally not realize taxable income at the time of grant. When restricted stock units or deferred stock vest and the Company's shares are issued, the participant generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares at the date of issuance. The Code does not permit a Section 83(b) election to be made with respect to restricted stock units or deferred stock.

Stock Appreciation Rights. No taxable income is generally recognized by the participant upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the participant.

Dividend Equivalents and Performance Awards. A recipient of a dividend equivalent award or performance award will generally not realize taxable income at the time of grant.  When a dividend equivalent or performance award is paid (whether in cash or stock), the participant will generally recognize taxable ordinary income.

Stock Payments. A participant who receives a stock payment will generally realize taxable ordinary income as if a cash payment equal to the fair market value of the stock has been received.

We generally are entitled to a deduction when and for the same amount that the participant recognizes as ordinary income, subject to Section 162(m) of the Code as to covered employees. Under Section 162(m), in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceed $1 million in any taxable year. However, this deduction limit does not apply to certain “qualified performance-based compensation” established by an independent compensation committee which conforms to certain requirements of the

Code.  Options granted under the 2004 Plan with an exercise price equal to fair market value are intended to qualify as “performance-based” under Section 162(m). Restricted stock, stock awards, performance awards and cash awards granted under the 2004 Plan may qualify as “performance-based” if such award vests or is issuable or payable based upon the achievement of objective pre-established performance goals and otherwise meets the requirements of Section 162(m).

In order to allow for awards under the 2004 Plan to qualify as tax-deductible performance-based compensation under Section 162(m), the holders of a majority in voting power of our Common Stock outstanding as of the Record Date approved the material terms of the performance goals under the 2004 Plan, including (a) the employees and other service providers eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. This approval constituted stockholder approval of the material terms of the performance goals under the Plan for an additional five years for purposes of Section 162(m).

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our Class A Common Stock that may be issued as of May 31, 2010 upon the exercise of options, warrants, and rights under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,964,815(1)	$2.87(1)	1,878,396
Equity compensation plans not approved by security holders	—	—	—
Total	1,964,815	$2.87	1,878,396
________________________________________

(1)
The number of securities to be issued upon exercise of outstanding options, warrants, and rights includes 961,148 shares of restricted stock units, which are excluded in determining the weighted-average exercise price of outstanding options, warrants and rights.

NEW PLAN BENEFITS

On February 17, 2011, the Company entered into an employment agreement with Mr. Amin, pursuant to which the Company granted Mr. Amin an equity award under the 2004 Plan on March 7, 2011. As the equity award exceeded the maximum number of shares with respect to any awards that may be granted to any one participant in the 2004 Plan during any fiscal year, the Board, the Compensation Committee and stockholders holding a majority in voting power of our outstanding Common Stock approved the Plan Amendment. The following table sets forth the equity awards granted under the 2004 Plan in connection with the Plan Amendment to the persons and groups specified in the table.

Name and Position	Dollar Value ($)	Number of Units
Tarang P. Amin, President and Chief Executive Officer	1,381,096(1)	1,227,280(2)
Bruce J. Wood, Former President and Chief Executive Officer	—	—
Joseph W. Baty, Executive Vice President and Chief Financial Officer	—	—
Thomas H. Elitharp, Executive Vice President-Operations and Support Services	—	—
Executive Group	1,381,096	1,227,280
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—
________________________________________

(1)
Represents the market value of the restricted shares of Class A Common Stock granted to Mr. Amin on March 7, 2011 in connection with the Plan Amendment, based on the closing price of our Class A Common Stock on that date of $8.44 per share.

(2)	Consists of 163,637 restricted shares of Class A Common Stock and non-qualified stock options to purchase an aggregate of 1,063,643 shares of Class A Common Stock.

The non-qualified stock options granted to Mr. Amin on March 7, 2011 are for an aggregate of 1,063,643 shares of Class A Common Stock with an exercise price of $8.44 per share.  An option for 654,550 of these shares will vest in equal annual installments over a five-year period and an option for 409,093 of these shares will be eligible to vest in three stages based upon the Company’s achievement of certain stock price targets, in each case subject to Mr. Amin’s continued employment with the Company through the applicable vesting date.  For a description of the federal income tax consequences of the issuance and exercise of these options to Mr. Amin and the Company, see “— Certain Federal Income Tax Consequences” above.  As of the date of this Information Statement, none of our other officers or directors had received any options in connection with the Plan Amendment.  The closing price of the Class A Common Stock on the NYSE on April 8, 2011 was $9.61 per share.

STOCKHOLDER ACTION

VOTE REQUIRED

As of March 21, 2011, the Record Date, there were 21,089,389 shares of our Class A Common Stock and 7,486,574 shares of our Class B Common Stock outstanding and entitled to vote.  Each share of Class A Common Stock and each share of Class B Common Stock is entitled to one vote and ten votes, respectively, on matters submitted for stockholder approval. Under Rule 303A.08 of the NYSE’s Listed Company Manual, the affirmative vote of the holders of a majority in voting power of our outstanding shares was required to approve the Plan Amendment.  As of the Record Date, an aggregate of 47,977,565 votes constituted a majority in voting power of the outstanding shares of our Common Stock.

Effective March 21, 2011, the holders of 7,486,574 shares of our Class A Common Stock and all of our Class B Common Stock, or approximately 85.82% in voting power of our Common Stock then outstanding, executed a written consent in accordance with Section 228 of the DGCL and the Company’s Bylaws approving the Plan Amendment.

DISSENTERS’ RIGHTS OF APPRAISAL

The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the actions described herein and receive an agreed or judicially appraised value for their shares of Common Stock.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON

Mr. Amin, the Company’s new Chief Executive Officer, President and a director of the Board, was granted an equity award under the 2004 Plan in connection with the Plan Amendment, as described further under “Amendment No. 4 to the Schiff Nutrition International, Inc. 2004 Incentive Award Plan — New Plan Benefits” above. Except as otherwise described, none of the Company’s directors or executive officers, or associates of any director or executive officer, have a substantial interest, direct or indirect, by security holdings or otherwise, in the Plan Amendment which is not shared by all other holders of our Common Stock. See “Stock Ownership of Beneficial Owners, Directors and Management” below.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to the Company regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 21, 2011 for (a) each person or entity who is known to the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock; (b) each person who is a director of the Company; (c) each of the Company’s named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act); and (d) all current directors and executive officers of the Company as a group.  The Class B Common Stock is entitled to 10 votes per share and converts on a one-for-one basis into shares of the Company’s Class A Common Stock.

Except as noted, each person or entity listed below has sole voting and investment power with respect to the shares shown in this table.

This table reflects a change in control of the Company that occurred in October 2010. For a description of the transaction that resulted in the change of control, see “— Change in Control” below.

	Shares Beneficially Owned(1)				Percent of Total Voting Power
	Number of Shares		Percent
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B
Directors and Named Executive Officers:
Eric Weider(4)	7,668,745	7,486,574	36.36%	100%	86.01%
Tarang P. Amin	163,637	0	*	0	*
Ronald L. Corey	108,822	0	*	0	*
Matthew T. Hobart	0	0	0	0	0
Michael Hyatt	36,667	0	*	0	*
Eugene B. Jones	36,667	0	*	0	*
Roger H. Kimmel	172,837	0	*	0	*
George F. Lengvari(5)	57,181	0	*	0	*
Brian P. McDermott	88,288	0	*	0	*
William E. McGlashan, Jr.	0	0	0	0	0
Joseph W. Baty	155,193	0	*	0	*
Thomas H. Elitharp	169,159	0	*	0	*
Directors and executive officers as a group (12 persons)(4)(5)	8,657,196	7,486,574	40.67%	100%	86.87%
Other Principal Stockholders:
Weider Health and Fitness(4) 21100 Erwin Street Woodland Hills, CA 91367	7,486,574	7,486,574	35.50%	100%	85.82%
TPG STAR SNI, L.P. (6) 301 Commerce St., Suite 3300 Fort Worth, TX 76102	7,486,574	7,486,574	35.50%	100%	85.82%

*     Represents less than 1%

(1)
Based on 21,089,389 shares of Class A Common Stock and 7,486,574 shares of Class B Common Stock outstanding on the Record Date. Except for information based on Schedules 13D, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of the Record Date, as if such shares were outstanding on that date.

(2)
Includes shares of Class A Common Stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and unvested shares of restricted stock, as set forth in the table below. The shares of restricted stock are subject to certain vesting and forfeiture requirements.

Director or Named Executive Officer	Options	Unvested Restricted Stock
Eric Weider	—	—
Tarang P. Amin	—	163,637
Ronald L. Corey	67,500	—
Matthew T. Hobart	—	—
Michael Hyatt	—	6,135
Eugene B. Jones	—	6,135
Roger H. Kimmel	60,000	6,135
George F. Lengvari	—	13,425
Brian P. McDermott	67,500	6,135
William E. McGlashan, Jr.	—	—
Joseph W. Baty	—	—
Thomas H. Elitharp	—	—
Directors and executive officers as a group (12 persons)	195,000	201,602

Does not include 52,166, 54,009, 34,150 and 191,900 restricted stock units that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Corey, Kimmel, McDermott and Baty, respectively, for a total of 332,225 of such restricted stock units held by all current directors and executive officers as a group.  Each restricted stock unit represents the right to receive one share of our Class A Common Stock. Each of the holders has elected to defer the receipt of the shares to be issued upon conversion of the restricted stock units until a specified future date that is not within 60 days of the Record Date.

(3)	Does not give effect to the conversion of Class B Common Stock.

(4)
Eric Weider has sole voting and investment power over 182,171 of the 7,668,745 shares of Class A Common Stock shown above. As disclosed on a Schedule 13D filed on October 18, 2010, Weider Health and Fitness is the record holder of 7,486,574 shares of the Company’s Class B Common Stock, and is a direct, wholly owned subsidiary of MLE Holdings Company (“MLE”). Eric Weider currently has direct and indirect control of MLE (and certain of its affiliates). Weider Health and Fitness, Eric Weider and MLE (together, the “Weider Persons”) have shared dispositive power over the 7,486,574 shares of the Company’s Class B Common Stock held by Weider Health and Fitness. Eric Weider disclaims beneficial ownership of the shares of Class B Common Stock that may be deemed beneficially owned by him, except to the extent of his pecuniary interest in such shares, which pecuniary interest is derived from his direct and indirect ownership interest in MLE.

The Weider Persons may be deemed to have shared voting power with the TPG Persons (as defined in footnote 6 below) over the 7,486,574 shares of the Company’s Class A Common Stock and the 7,486,574 shares of the Company’s Class B Common Stock held by TPG STAR SNI, L.P. (“TPG STAR SNI”) and the Weider Persons, respectively, as a result of certain provisions in the stockholders agreement, dated as of October 14, 2010, by and between Weider Health and Fitness and TPG STAR SNI (the “Stockholders Agreement”). Except to the extent the Weider Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the Weider Persons expressly disclaim beneficial ownership of these shares for purposes of Section 13(d) of the Exchange Act. For more information about the Stockholders Agreement, see “— Change in Control” below.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.82% of the total voting power of the our shares of Common Stock as of March 21, 2011.

(5)
Does not include 410,997 shares of Class A Common Stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)
Based on Schedule 13D filed on October 18, 2010 by Tarrant Capital Advisors, Inc. (“Tarrant Capital Advisors”), and its sole shareholders, David Bonderman and James G. Coulter (together with TPG STAR SNI, the “TPG Persons”), TPG STAR SNI directly owns 7,486,574 shares of the Company’s Class A Common Stock. Tarrant Capital Advisors is the sole shareholder of Tarrant Advisors,

Inc., which is the general partner of TPG Ventures Professionals, L.P., which is the general partner of TPG Ventures Partners, L.P., which is the managing member of TPG Ventures Holdings, L.L.C., which is the sole member of TPG STAR Advisors, L.L.C., which is the general partner of TPG STAR GenPar, L.P., which in turn is the general partner of TPG STAR, L.P., which is the sole manager and controlling member of TPG STAR SNI. Due to their affiliations, Tarrant Capital Advisors and Messrs. Bonderman and Coulter are deemed to have beneficial ownership of the shares owned directly by TPG STAR SNI to the extent of the greater of their respective direct or indirect pecuniary interests in the profits or capital accounts of TPG STAR SNI. Tarrant Capital Advisors and Messrs. Bonderman and Coulter expressly disclaim beneficial ownership of shares in excess of such amounts.

The TPG Persons may be deemed to have shared voting power with the Weider Persons over the 7,486,574 shares of the Company’s Class A Common Stock and 7,486,574 shares of the Company’s Class B Common Stock held by the TPG Persons and the Weider Persons, respectively, as a result of certain provisions in the Stockholders Agreement. Except to the extent the TPG Persons may be deemed to have beneficial ownership over such shares as a result of the Stockholders Agreement pursuant to Rule 13d-4 under the Exchange Act, the TPG Persons expressly disclaim beneficial ownership of such shares for purposes of Section 13(d) of the Exchange Act. For more information about the Stockholders Agreement, see “— Change in Control” below.

The shares of Class A Common Stock and the shares of Class B Common Stock that may be beneficially owned by the TPG Persons and the Weider Persons collectively represented 85.82% of the total voting power of the our shares of Common Stock as of March 21, 2011.

CHANGE IN CONTROL

On October 14, 2010, one of our principal stockholders, Weider Health and Fitness, sold 7,486,574 shares of Class A Common Stock to TPG STAR SNI, L.P. (“TPG” and such transaction, the “Sale”) for $48,836,167, which shares of Class A Common Stock were converted from shares of Class B Common Stock held by Weider Health and Fitness prior to the Sale. In connection with the Sale, Weider Health and Fitness and TPG entered into a Stockholders Agreement dated October 14, 2010, pursuant to which, among other things, Weider Health and Fitness agreed to vote all shares of Common Stock beneficially owned by it in favor of, or to approve, and use its reasonable best efforts to cause the Company to initially include two directors designated by TPG to serve on the Board. Pursuant to the Stockholders Agreement, Matthew T. Hobart and William E. McGlashan, Jr. were appointed to the Board in October 2010. The number of directors designated by TPG may change over time depending on the amount of shares of our capital stock owned by TPG.  Weider Health and Fitness also agreed to vote all shares of our capital stock owned by it against, or to otherwise disapprove, and to use its reasonable best efforts to cause the Company not to engage in a variety of corporate actions without the prior written consent of TPG, and, under certain circumstances, to vote for or otherwise approve certain other corporate actions. As of March 21, 2011, TPG (along with certain of its affiliates, as described in footnote 6 to the Stock Ownership of Beneficial Owners, Directors and Management table above) may be deemed to have beneficial ownership over shares of our Class A and Class B Common Stock representing 85.82% of the total voting power of the shares of our Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the compensation awarded, paid to or earned by each of our named executive officers for all services rendered in all capacities to the Company for the fiscal years ended May 31, 2010 and 2009.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Bruce J. Wood * Chief Executive Officer, President and Director	2010	$515,000	$ —	$542,141	$913,015	$1,970,156
	2009	$511,667	$ —	—	$19,982	$531,649

Joseph W. Baty Executive Vice President and Chief Financial Officer	2010	$300,000	$ —	$250,065	$310,465	$860,530
	2009	$295,000	$ —	—	$17,728	$312,728

Thomas H. Elitharp Executive Vice President-Operations and Support Services	2010	$250,000	$ —	$208,388	$77,315	$535,703
	2009	$247,500	$ —	—	$17,509	$265,009

* Mr. Wood resigned from his positions as the Company’s Chief Executive Officer, President and a director of the Board, effective March 7, 2011.

(1)	Includes any amount of salary deferred under our 401(k) plan otherwise payable in cash during the year. The Company makes annual salary adjustments as of August 1 of each fiscal year.

(2)
The amounts shown are the grant date fair values of the performance-based share awards granted in fiscal 2009 on December 12, 2008 (the “2008 PSAs”) based on the probable outcome of the performance conditions to which the 2008 PSAs are subject, calculated in accordance with FASB principles regarding the measurement of stock-based compensation, as of the date of grant.  Based on our probability assessment, the Company determined that the grant date fair value of the 2008 PSAs was zero on its grant date of December 12, 2008.  The Company did not award any performance-based shares in fiscal 2010.  The 2008 PSAs are subject to achievement of performance conditions, as described below in “— Performance-Based Long-Term Awards.” The grant date fair value of the 2008 PSAs for each named executive officer, based on the maximum level of performance, is as follows: Mr. Wood ($825,000); Mr. Baty ($437,500); and Mr. Elitharp ($387,500), which represents (a) the target award value for the respective executive officer, multiplied by (b) 150.0% (the maximum percent of target award value that may be earned, assuming maximum performance against all applicable financial metrics), divided by (c) one-third, which represents the amount of the earned value of the award payable in shares of our Class A Common Stock.

(3)
For fiscal 2010, the amounts shown represent the annual bonus performance awards earned under our annual management incentive cash bonus program for services rendered during fiscal 2010, which was based 100% on the Company’s performance against target pre-management incentive cost income from continuing operations before income taxes (“IBT”). For fiscal 2010, the financial performance against target IBT was approximately 146% (based on IBT of approximately $36.2 million).  The fiscal 2010 amounts also include an additional bonus amount equal to 3% of the individual’s salary as described below in “— Annual Performance-Based Cash Bonuses.”  No amounts were earned under our annual management incentive cash bonus program for services rendered during fiscal 2009, based on our failure to achieve threshold performance for IBT. There were no individual performance objectives as part of the annual bonus performance program in fiscal 2009 or 2010.  See “— Annual Performance-Based Cash Bonuses” below for additional information on the annual management incentive bonus program.

(4)
The amounts shown include our incremental cost for the provision to each of the named executive officers of car allowances and matching contributions made under our 401(k) Plan for 2010 as set forth below.

The amount shown for 2010 also includes dividend equivalent payments (as set forth below) made or accrued in fiscal 2010 in connection with our payment of special cash dividends of (i) $0.50 per share, paid on August 28, 2009 and (ii) $0.50 per share, paid on April 14, 2010 to all holders of our Common Stock.  With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date. With respect to restricted stock units vested on the dividend record date, the special dividend equivalent right will be paid on the first day of the succeeding quarter following the date the shares are issued. All options and restricted stock units held by Messrs. Wood, Baty, and Elitharp were vested on the dividend record dates for fiscal 2010.  All dividend equivalents, regardless of when they will be paid, are shown in the table below.

Named Executive Officer	Year	401(k) Plan Company Contributions	Car Allowance	Dividend Equivalent Payments
Bruce J. Wood	2010	$8,575	$11,640	$892,800
Joseph W. Baty	2010	$8,575	$9,240	$292,650
Thomas H. Elitharp	2010	$8,575	$9,240	$59,500

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Annual Performance-Based Cash Bonuses

The management annual incentive program has been established to reward participants for their contributions to the achievement of Company financial performance. Approximately 90 employees participated in the bonus program for fiscal 2010. The aggregate amount of the bonuses awarded in fiscal 2010 is determined by reference to our financial performance.

As discussed below, our performance against a pre-established financial performance target for the fiscal year determines the amount of aggregate bonus pool available for participants in the bonus program and the actual bonus amount a participant may receive. For fiscal 2010, among the named executive officers, only Mr. Wood’s employment agreement provided parameters for his annual bonus, as it set his target bonus percentage at 70% of base salary.  Target bonuses for the other named executive officers and program participants also are expressed as a percentage of base salary, and for fiscal 2010 were continued at 55% for Messrs. Baty and Elitharp.  Actual bonus amounts are determined shortly after fiscal year end after review of Company performance. Our Chief Executive Officer, and at times other members of senior management, presents the final calculation to the Compensation Committee. The Compensation Committee then reviews actual Company performance, the bonus calculations and methodology, and the previously approved annual incentive program financial performance target and bonus grid and determines the amount payable consistent with the pre-established program.

The Compensation Committee approved the fiscal 2010 management annual bonus plan following its review with the Chief Executive Officer of the proposed annual bonus structure for 2010 and contemplated budget adjustments and its review of information relating to annual incentive costs (historical and prospective).  For fiscal 2010, the Compensation Committee continued the prior year’s financial performance targets based on our performance against a pre-established target grid for IBT, which is based on the Company’s Consolidated Statements of Income line item “Income before income taxes,” adjusted primarily to negate the impact of applicable management incentive plan expenses for the applicable fiscal year.  Based on the IBT grid, the bonus amount for each participant would be 100% of target if the Company attained target IBT of $30.6 million, 30% of target if the Company attained threshold IBT of $20.8 million and 150% of target if the Company attained a maximum IBT of $36.4 million.  No bonus is payable, however, if the threshold IBT is not met. Total funds placed in the pool for payout to all participants in the plan for fiscal 2010 would be approximately $2.3 million at target IBT; $0.7 million at threshold IBT; and $3.5 million at maximum IBT. For fiscal 2010, approximately $3.4 million was placed in the bonus pool and paid out, based on IBT of approximately $36.2 million, or a financial performance score of 146% of target.

In light of salary increase freezes implemented by the Company for fiscal 2010 for top management, with only minimal increases available for other employees, in July 2009, the Compensation Committee determined that if the Company performed at or above target under our annual performance-based cash bonus program, then it would award an additional bonus under this program in an amount equal to 3% of the individual’s salary, less the amount of salary increase awarded at the commencement of the fiscal year.  Since the Company performed above target, and none of the executive officers received a salary increase at the commencement of the fiscal year, each of the executive officers earned an additional bonus under this program equal to 3% of his salary.

The bonus program for fiscal 2011 is similarly based on the Company’s performance of IBT against pre-established target levels (including, in the case of our executive officers, an additional 5% bonus for target performance in lieu of salary increases similar to the 3% additional bonus discussed above).

Performance-Based Long-Term Awards

Our long-term incentive plans have been established to provide employees with an opportunity to share, along with stockholders, in our long-term performance. Stock options, restricted stock and performance-based restricted stock units are intended to help motivate and retain key employees. These awards also more closely align the employees’ interests with those of our stockholders and focus management on building profitability and long-term stockholder value. Due to the introduction of the long-term incentive programs in fiscal 2006 and fiscal 2009, as discussed below, the Compensation Committee has not granted any other equity awards, such as options, to our executive officers since fiscal 2005.  The Compensation Committee believes that performance-based awards serve as a more effective incentive tool for senior management than options as the awards vest or are earned based solely on our strategic performance, preserve an equity ownership feature and act as a retention device throughout the performance period. However, the Compensation Committee retains its discretion to use options as an incentive and retention tool for certain non-senior management employees.

Commencing in February 2008, the Compensation Committee retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to the review and implementation of a new long-term incentive program.  The Compensation Committee, management and Exequity engaged in numerous discussions regarding the structure, performance goals and payouts, vesting and acceleration terms, market competitiveness, retention value and advisability for a long-term performance-based program.  On December 12, 2008, the Compensation Committee approved a bifurcated long-term incentive program, in which it granted cash-denominated performance-based awards to eight members of senior management and three-year cliff vesting restricted stock units to ten other members of management.  The Compensation Committee felt that it was important to link payout of awards to our financial performance for those in management who can most directly impact our performance.  The Compensation Committee also believed it important to create a strong retention value for key employees through the long-term incentive program and thus granted an aggregate of 240,500 restricted stock units to senior employees, which units cliff vest on May 31, 2011 conditioned upon continued employment through that date.  The performance awards were granted to our three executive officers and five other members of senior management based on target award values, aggregating $5,525,000, and will be earned based on our cumulative performance against three pre-established financial performance metrics over the performance period that commenced October 1, 2008 and will end on May 31, 2011, as follows.  See “Option Exercises and Stock Vested” for a description of the vesting of the performance awards and restricted stock units in connection with the Sale described under “Stock Ownership of Beneficial Owners, Directors and Management” above.

Performance Metric	Weighting
Cumulative Net Sales	50%
Cumulative Operating Income	35%
Cumulative Net Cash Flow	15%

No amount, however, will be earned in connection with the performance awards if cumulative operating income for the performance period does not meet or exceed a pre-established minimum amount.

The three pre-established financial performance targets are defined as follows:

•
“Cumulative Net Sales” means total gross sales minus total sales allowances, discounts, deductions and credits, as determined in accordance with generally accepted accounting principles, for the entire performance period;

•	“Cumulative Operating Income” means total gross profit minus total operating expenses, as determined in accordance with generally accepted accounting principles, for the entire performance period; and

•
“Cumulative Net Cash Flow” means the aggregate change in “cash and cash equivalents” plus “available for sale securities” between the beginning and end of the performance period, as determined in accordance with generally accepted accounting principles, in each case, as adjusted to take into account certain transactions and events that may occur during the performance period, including mergers, acquisitions, proceeds from issuances of debt or payments on outstanding debt, proceeds from secondary stock offerings, certain capital expenditures, periodic or special cash dividends, costs and expenses incurred in association with incentive plans, and certain contribution margin loss associated with the unplanned launch of individual new products.

The Compensation Committee chose these performance metrics as it believes that they are key indicators of performance of the Company that increase shareholder value.

The target award value granted in December 2008 to each of the executive officers is as follows:

Name	Target Award Value
Bruce J. Wood, President and Chief Executive Officer *	$1,650,000
Joseph W. Baty, Executive Vice President and Chief Financial Officer	$875,000
Thomas H. Elitharp, Executive Vice President—Operations and Support Services	$775,000

* Mr. Wood resigned from his positions at the Company, effective March 7, 2011.

In the event that the cumulative operating income threshold is met, the executive can earn from 17.5% of his target award value for threshold performance against the cumulative operating income goal (and failure to meet the thresholds for the other two financial goals) and up to a maximum of 150% of his target award value for maximum performance against all three financial goals. The target award values for the officers were determined based on data provided by Exequity regarding market comparisons and competitiveness for base salary, annual bonus at target, total cash compensation, long-term incentives and total compensation at target and maximum levels. The amount of the award that is earned based on our performance and application of the weighting and pre-established performance grid is referred to as the “Earned Value.”

Two-thirds of the Earned Value shall be paid in cash (subject to any applicable plan limitations, less applicable taxes), and the remaining balance shall be paid in shares of our Class A Common Stock, based on the closing price on the day preceding the date of the Compensation Committee’s certification of the Earned Value. Executives will be permitted to defer receipt of the shares and cash payable in accordance with Section 409A of the Code.

The Earned Value will vest on May 31, 2011 subject to continued service by the executive through that date.  See “Option Exercises and Stock Vested” for a description of the vesting of the performance awards in connection with the Sale described under “Stock Ownership of Beneficial Owners, Directors and Management” above.  In the event of certain qualifying terminations (i.e., termination by reason of death, disability or qualifying retirement, or terminations by the Company without cause (as defined) or termination by the executive for good reason (as defined)), the executive will vest in the Earned Value on a pro-rata basis based on the number of full months of employment during the performance period.  Similar vesting terms are provided in the cliff vesting restricted stock units.  The Compensation Committee believes that this approach is fair and reasonable and promotes the employee’s interest in working diligently toward the performance goals and provides a degree of financial stability. In the event of a change in control, all or a portion of the target award value will be paid on an accelerated basis concurrent with the change in control, as follows: (a) if the change in control occurs in fiscal year 2009, then the executive will vest in 1/3 of his target award value; (b) if the change in control occurs in fiscal year 2010, then the executive will vest in 2/3 of his target award value; and (c) if the change in control occurs in fiscal year 2011, then the executive will vest in 100% of his target award value. These provisions replace the provisions in the existing agreements for Messrs. Baty and Elitharp that provide for full vesting of equity awards upon a change in control, and ensure that our executive officers direct their energies to creating the best deal for our stockholders.  As described below under “Option Exercises and Stock Vested,” on October 14, 2010, subsequent to the end of fiscal 2010, the performance awards vested on an accelerated basis at 100% of target value in connection with the Sale described under “Stock Ownership of Beneficial Owners, Directors and Management” above.

Option Exercises and Stock Vested

None of our named executive officers exercised options during the fiscal year ended May 31, 2010. No shares of restricted stock, restricted stock units or other stock awards vested in fiscal 2010.  On October 14, 2010, subsequent to the end of fiscal 2010, the following awards vested in connection with the Sale described under “Stock Ownership of Beneficial Owners, Directors and Management” above:

•	the 2008 PSAs that were scheduled to vest on May 31, 2011 vested and became distributable in full at target value (100%);

•
the restricted stock units that were scheduled to cliff vest on May 31, 2011 vested in full, but will be distributable (along with accrued dividend equivalent payments) at a later date in accordance with the terms of the underlying award agreements; and

•
unvested restricted stock units and shares of restricted stock held by certain of our non-employee directors vested in full, but in the case of restricted stock units will be distributable (along with accrued dividend equivalent payments) at a later date in accordance with the terms of the underlying award agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at May 31, 2010.  The following table excludes 417,800 deferred vested restricted stock units held by Mr. Wood, and 191,900 deferred vested restricted stock units held by Mr. Baty, that represent performance based restricted stock units that were earned as of May 31, 2008 and for which payment of the shares has been deferred. These deferred restricted stock units were reported as earned and vested for fiscal year 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Bruce J. Wood *	25,000	—	$4.82	12/07/2011	13,556	$96,250
	450,000	—	$1.59	4/10/2011

Joseph W. Baty	22,000	—	$4.82	12/07/2011	7,189	$51,042
	78,750	—	$1.59	4/10/2011

Thomas H. Elitharp	22,000	—	$4.82	12/07/2011	6,367	$45,208
	37,500	—	$1.59	4/10/2011

*	Mr. Wood resigned from his positions as the Company’s Chief Executive Officer, President and a director of the Board, effective March 7, 2011.

(1)
Represents estimates concerning our performance-based awards, which would be earned, if at all, based on our cumulative performance against three pre-established financial performance targets over the performance period that commenced October 1, 2008 and will end on May 31, 2011.  As disclosed below, in connection with the Sale described above under “Stock Ownership of Beneficial Owners, Directors and Management” above, the performance-based awards vested in full at target value. At grant, the performance awards were dollar denominated based on achieving target performance for each of the three financial performance metrics, and following the end of the performance period the earned value of these awards is payable two-thirds in cash and one third in shares of our Class A Common Stock, based on the closing price of our stock at such time.  The numbers shown above represent the value of the equity portion of the award (i.e., one third of the earned value of the award) presuming we achieve threshold performance against the cumulative operating income goal (and failure to meet the thresholds for the other two financial goals), in which event 17.5% of the performance award would be earned.  In addition, we have calculated the number of “shares” based on the value of the equity portion payable upon achieving threshold performance, divided by the closing price of our Class A Common Stock on the last trading day of the 2010 fiscal year (May 28, 2010), which was $7.10. The foregoing does not illustrate the amount that would be paid in cash based on threshold performance (i.e., two thirds of the earned value of the award).  See “— Performance-Based Long-Term Awards” above for additional information.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment-related agreements with each of our named executive officers that generally provide for severance and/or other benefits upon a termination of employment without cause or for good reason, including such a termination during the period beginning 90 days prior to and concluding 12 months following a change in control.  These agreements are designed to retain our executive officers, provide continuity of management in the event of an actual or threatened change in control and ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event.

Agreements with Mr. Wood

Employment and Change in Control Agreement

We have entered into an employment and change in control agreement with Mr. Wood, effective as of June 1, 2007, the terms of which are substantially similar to the terms and conditions of his prior employment agreements with us and which includes and replaces a separate supplemental change in control agreement that was last entered into in January 2006. In addition, the employment agreement contains certain provisions relating to compliance with the provisions of Section 409A of the Code. The term of the employment agreement had an initial term through May 31, 2008, with automatic one year term renewals for up to three successive years unless either we or Mr. Wood gives written notice of non-extension to the other party no later than three months prior to the end of the otherwise applicable term. The agreement automatically renewed on each of June 1, 2008, 2009 and 2010, and thus is scheduled to expire on May 31, 2011.  Payments provided for under the employment agreement have been superseded and replaced by those in the separation agreement discussed under “— Separation Agreement” below.

Pursuant to the employment agreement, in the event Mr. Wood terminated his employment for “good reason” or we terminated his employment without “cause” (as defined below), he would have been entitled to the following payments and benefits:

•	a severance payment in an amount equal to his annual base salary, plus an amount equal to the greater of his base salary or his annual bonus for the prior year;

•
unless otherwise provided in the equity award agreement, all equity awards that would have vested on the next following anniversary of the date of grant will immediately become vested upon such termination; and

•	continuation of certain medical and insurance coverage benefits for a period of 12 months from the date of termination.

For these purposes, “good reason” is narrowly defined as (a) our material breach of the employment agreement; or (b) if a change in control (as defined below) occurs and Mr. Wood does not become the Chief Executive Officer of the principal operating business of the surviving entity.

In addition to the foregoing, if such termination had been during the period beginning 90 days prior to and concluding 12 months subsequent to the consummation of a change in control, he would have also been entitled to receive:

•	an additional amount equal to his annual base salary; and

•	tax gross-up payments to the extent he would be subject to the excise tax imposed under Section 280G of the Code.

The employment agreement further provided that, if Mr. Wood terminated his employment for good reason or we terminated his employment without cause, he agreed to not be employed by certain of our competitors within the territorial United States for a period of six months, and that if his employment was terminated for any other reason, the non-competition restriction would last for one year.

Further, in the event the employment agreement terminated upon Mr. Wood’s death or disability (as defined), he (or his estate) would have received a pro rata bonus at the level of 100% of his annual base salary based on the number of days worked.  In addition, his equity awards would have received the same partial acceleration as described above.

For these purposes, “cause” as it relates to termination of employment by the Company is generally defined as (a) gross or willful misconduct; (b) conviction of fraud or felony; (c) failure to follow substantive written directions or resolutions of the Board; (d) violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (e) drug or alcohol abuse; or (f) material breach of the employment agreement.  A “change in control” is generally defined the same as set forth in “Amendment No. 4 to the Schiff Nutritional International, Inc. 2004 Incentive Award Plan — Summary of the Plan — Change in Control” above.

Separation Agreement

In connection with Mr. Wood’s resignation from his positions as our Chief Executive Officer, President and a director of the Board, effective March 7, 2011, we entered into a separation agreement with Mr. Wood dated February 17, 2011.

Pursuant to the separation agreement, Mr. Wood will receive:

•	a payment equal to one year of base salary, to be paid in 24 equal semi-monthly installments, commencing on June 1, 2011;

•	a payment equal to one year of base salary, to be paid in 24 equal semi-monthly installments, commencing on May 1, 2012;

•	twelve monthly payments to cover certain medical and dental benefits for Mr. Wood commencing upon Mr. Wood’s separation from service; and

•
10/12 of the approved performance-based cash bonus payout for the 2011 fiscal year (if any) that Mr. Wood would have been entitled to receive under the Company’s fiscal year 2011 bonus plan had Mr. Wood remained employed through the end of such fiscal year and subject to the Compensation Committee’s determination of the achievement of the performance goals, to be paid in 24 equal semi-monthly installments, commencing on June 1, 2011.

These payments supersede and replace the payments provided for under Mr. Wood’s employment agreement and are subject to the requirements of Section 409A of the Code.  In addition, the foregoing payments are subject to Mr. Wood’s execution and delivery of a general release of all claims and continued compliance with the restrictive covenants in the employment agreement, including the non-compete term described in “— Employment and Change in Control Agreement” above.  The separation agreement also provides for the settlement and payment of any equity awards that have previously vested in accordance with the terms and conditions of such awards.

Agreement with Mr. Amin

In February 2011, we entered into an employment agreement with Mr. Amin that provides that if the Company terminates Mr. Amin’s employment “without cause” or Mr. Amin resigns for “good reason” (each as defined below), Mr. Amin will be entitled to:

•	severance payments equal to two times his annual base salary, payable in installments over the twelve-month period following such termination;

•	a pro-rata bonus for the year of such termination (if he has worked for at least half of such year);

•	continued participation in the Company’s health insurance plans for the eighteen-month period following such termination;

•
with respect to any such termination during the first year of employment, the vesting of any options and restricted stock which were eligible to vest on the first two anniversaries of the grant date; and

•
with respect to any such termination following the first year of employment or a termination at any time due to Mr. Amin’s death or disability, the vesting of any options or restricted stock which were eligible to vest on the grant date anniversary immediately following such termination (or, if such termination occurred in connection with or within twelve months following a “change in control” (as defined below), the vesting of all unvested time-based stock options and restricted stock).

In addition, (a) during the 90 day period following Mr. Amin’s termination of employment without cause, for good reason, or as a result of his death or disability, the unvested performance-based stock options will remain eligible to become vested, and (b) if none of the performance-based options have become vested prior to or in connection with a change in control, 20% of the performance-based options will become vested upon the occurrence of a change in control.

Under this agreement, “cause” as it relates to termination of employment by the Company is generally defined as (a) breach of obligations under the employment agreement which constitutes material nonperformance by the executive of his obligations and duties under the agreement, which the executive has failed to remedy after the Board has given the executive written notice of, and at least 15 days to remedy, such breach, (b) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company, (c) material breach of the restrictive covenants in the employment agreement, (d) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (e) failure to carry out, or comply with, in any material respect, any lawful directive of the Board which the executive has failed to remedy after the Board has given the executive written notice of, and at least 15 days to remedy, such failure, or (f) unlawful use or possession of illegal drugs. “Good reason” is generally defined as (a) a material default in the Company’s performance of its obligations under the employment agreement; (b) a significant diminution of the executive’s responsibilities, duties or authority as president and chief executive officer of the Company, or a material diminution of the executive’s base compensation, unless such diminution is mutually agreed between the executive and the Company; or (c) the relocation of the executive’s principal office, without his consent, to a location that is in excess of 50 miles from the San Francisco Bay area. A “change in control” is generally defined to include (a) the replacement of a majority of members of the Board during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or (b) of the acquisition, by any one person or group (other than Weider Health and Fitness or TPG or any other investment fund managed by TPG Capital, L.P. or any of their respective direct or indirect owners or affiliates), of (1) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or (2) substantially all of the assets of the Company; provided, however, that any such event constitutes a change in “the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A of the Code.

Agreements with Other Named Executive Officers

In January 2006, we entered into certain agreements with Messrs. Baty and Elitharp that continued through September 30, 2008. Effective as of September 2007, as a result of a review of these agreements for compliance with the provisions of Section 409A of the Code, we entered into new agreements with each of Messrs. Baty and Elitharp on substantially similar terms as the prior agreements. In September 2010, we amended and restated these agreements, extending the term through September 30, 2013 on substantially similar terms. These agreements provide that if the executive terminates his employment for “good reason” or the Company terminates his employment without “cause” (each as defined below), he will be entitled to:

•	a severance payment equal to 100% (which increases to 150% if the termination occurs in connection with a change in control) of the sum of:

1.	his annual base salary; plus

2.
the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30% of his annual base salary (increased to 50% if the termination occurs in connection with certain change in control events);

•
payment of a portion of COBRA medical and other insurance coverage benefits for a period of 12 months from the date of termination (increased to 18 months if the termination occurs in connection with a change in control);

•	unless otherwise provided by the equity agreement, full acceleration of vesting of equity awards upon the occurrence of a change in control; and

•	tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Code.

Our Board has determined that the Sale described under “Stock Ownership of Beneficial Owners, Directors and Management” above constituted a change in control, as defined under the amended and restated agreements with Messrs. Baty and Elitharp.  None of the severance or other payments described above will be paid out unless and until such executive officers experience a qualifying termination, as further described above.

Under these agreements, “cause” is generally defined as the executive’s (a) gross, fraudulent or willful misconduct; (b) failure to follow directives of the Board or superior employee; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug or alcohol abuse; or (f) material breach of the employment agreement. “Good reason” is generally defined as (a) a material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of the executive’s principal place of business to a location more than 50 miles from the executive’s current principal place of business. A “change in control” is generally defined the same as set forth in “Amendment No. 4 to the Schiff Nutritional International, Inc. 2004 Incentive Award Plan — Summary of the Plan — Change in Control” above.

DIRECTOR COMPENSATION

Directors who are also employees receive no compensation for serving on our Board.  The Company does, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors. The table below summarizes the compensation received by Messrs. Weider, Corey, Hyatt, Jones, Kimmel, Lengvari, McDermott and Powell, our non-employee directors who served for all or a portion of the fiscal year ended May 31, 2010.  Mr. Weider is not paid compensation for his service as a director. For so long as Mr. Weider does not receive any compensation for his service on our Board, neither Mr. Hobart nor Mr. McGlashan, the directors appointed to the Board in October 2010 in connection with the Sale described under “Stock Ownership of Beneficial Owners, Directors and Management” above, will receive compensation for his service on our Board.

Director	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	All Other Compensation(3)	Total
Eric Weider	$—	$—	$—	$—
Ronald L. Corey	$48,500	$50,000	$123,414	$221,914
Michael Hyatt	$37,500	$50,000	$25,995	$113,495
Eugene B. Jones	$44,000	$50,000	$25,995	$119,995
Roger H. Kimmel	$14,000	$68,000	$162,581	$244,581
George F. Lengvari	$18,500	$68,000	$28,847	$115,347
Brian P. McDermott	$47,750	$50,000	$101,997	$199,747
H.F. Powell*	$18,500	$—	$75,688	$94,188

* Mr. Powell served as a director through November 9, 2009.

(1)
Fees Paid in Cash. In fiscal 2010, non-employee directors received an annual fee of $18,000. Each non-employee director may elect to receive the annual fee in restricted stock or restricted stock units (vesting in four equal installments on the last day of each fiscal quarter) in lieu of cash. Mr. Kimmel elected to receive his annual fee in restricted stock units for fiscal 2010.  Mr. Lengvari elected to receive his annual fee in restricted stock for fiscal 2010.  In addition to the annual fee, each non-employee director received $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended. In fiscal 2010, the Chairman of the Audit Committee received an additional annual fee of $6,000, and the Chairman of the Compensation Committee received an additional annual fee of $3,000.

For fiscal 2011, the non-employee director annual fee was increased to $25,000, the Audit Committee Chairman additional annual fee was increased to $12,000 and the Compensation Committee Chairman additional annual fee was increased to $8,000.

(2)
The amounts shown are the grant date fair value of the shares of restricted stock or restricted stock units (each of which represents the right to receive one share of our Class A Common Stock) granted in fiscal 2010, as determined in accordance with Financial Accounting Standards Board (“FASB”) principles regarding the measurement of stock-based compensation, excluding the effect of forfeitures. Under these principles, the grant date fair value of these grants is based on the intrinsic value of these awards, which equals the closing price of our Class A Common Stock on the grant date.

Annual and Initial Director Grants.  Each non-employee director is entitled to receive, upon initial appointment or election to the Board, an initial grant of restricted stock or restricted stock units with a fair market value on the grant date of $40,000, and an annual grant, on the date of each Annual Meeting of Stockholders occurring at least nine months after the initial appointment or election, of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (in each case, subject to adjustment from time to time by the Board). These restricted stock and restricted stock units vest in substantially equal annual installments over a period of approximately three years from the grant date, subject to continued service on the Board.

Three-Year Service Grants. Previously, our non-employee directors received option grants covering 15,000 shares of Class A Common Stock as of the expiration of each three-year service period on our Board for that director. We commenced phasing out the three-year service period option grants and replaced them with three-year service period grants of restricted stock or restricted stock units commencing with our 2006 Annual Meeting of Stockholders. The last of the three-year service period options was granted on January 25, 2009. Thus, currently, on the first day of a director’s three-year service period, the director is granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units cliff vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years.

Grants in Lieu of Fees. Each non-employee director may elect to receive the annual fee in restricted stock or restricted stock units, vesting in four equal installments on the last day of each fiscal quarter, in lieu of cash. Messrs. Kimmel and Lengvari elected to receive their annual fee for fiscal 2010 in restricted stock units or restricted stock, and accordingly on June 1, 2009 Mr. Kimmel received 3,711 restricted stock units and Mr. Lengvari received 3,711 shares of restricted stock, with a fair market value of $18,000 based on the closing price of our Class A Common Stock on the NYSE on the day preceding the grant date ($4.85).

(3)
Cash Dividends Paid.  The amount shown includes dividend equivalent payments made or accrued in fiscal 2010 in connection with our special cash dividends of (i) $0.50 per share, paid on August 28, 2009 and (ii) $0.50 per share, paid on April 14, 2010 to all holders of our Common Stock.  With respect to stock options and restricted stock vested on the dividend record date for each such special cash dividend, the special dividend equivalent payments were paid on the applicable dividend payment date. With respect to outstanding equity awards that were unvested as of the dividend record date, or for which the issuance of shares has been deferred, the special dividend equivalent payment was or will be made on the first day of the succeeding fiscal quarter following the date such equity awards vest or the deferred shares are issued.  All dividend equivalents, regardless of when they will be paid, are shown in the table above.

(4)
Year End Outstanding Equity Awards.  The table below shows the aggregate number of option awards (exercisable and unexercisable) and unvested restricted stock and vested and unvested restricted stock units outstanding for each director (excluding our Chief Executive Officer) as of May 31, 2010.  See the “Stock Ownership of Certain Beneficial Owners, Directors and Management” table for information about the Record Date holdings of directors.

Director	Options	Stock Awards
Eric Weider	—	—
Ronald L. Corey	67,500	45,032
Michael Hyatt	—	27,671
Eugene B. Jones	—	27,671
Roger H. Kimmel	77,500	54,199
George F. Lengvari	—	27,676
Brian P. McDermott	67,500	28,326

We do not offer our non-employee directors any perquisites or other forms of compensation.

OTHER MATTERS

This Information Statement is dated April 12, 2011. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date above, unless expressly provided, and the mailing of this Information Statement to stockholders on or about April 18, 2011, or on any date thereafter, does not create any implication to the contrary.

EXHIBIT A

AMENDMENT NO. 4
TO THE
SCHIFF NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN

This Amendment No. 4 (the “Amendment”) to the Schiff Nutrition International, Inc. 2004 Incentive Award Plan (the “Plan”), is adopted by Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), effective on May 9, 2011.  Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.  Pursuant to Sections 2.1 and 14.1 of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), acting as Administrator, may, with the approval of the Board, amend the Plan, provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required and (ii) stockholder approval is required for any amendment to the Plan that increases the number of shares available under the Plan, with certain exceptions.

B.  The Committee and the Board believe it to be in the best interests of the Company and its stockholders to amend the Plan to increase the maximum aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under Section 3.1 of the Plan and the maximum number of shares of Stock with respect to any Awards that may be granted to any one Participant during any fiscal year under Section 3.3 of the Plan.
AMENDMENT

1.  Section 3.1(a) of the Plan shall be amended and restated in its entirety to read as follows:

“Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be (i) 4,800,000 shares; plus (ii) any shares of Stock which as of the Effective Date of the Plan are available for issuance under the Prior Plan and which following the Effective Date are not issued under the Prior Plan; plus (iii) the number of shares of Stock that, after the Effective Date, would again become available for issuance under the Prior Plan pursuant to the Replenishment Provisions. In order that the applicable regulations under the Code relating to Incentive Stock Options are satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be the number specified in Section 3.1(a)(i).”

2.  Section 3.3 of the Plan shall be amended and restated in its entirety to read as follows:

“3.3.  Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to any Awards that may be granted to any one Participant during any fiscal year shall be 1,500,000.”

3.  Except as otherwise expressly set forth in this Amendment, the Plan and each award agreement to be entered into pursuant thereto, shall remain in full force and effect in accordance with its terms.

4.  This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

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